Exhibit 5.1

1250 24th Street NW, Suite 700 Washington, DC 20037 202.349.8000

October 19, 2012

Board of Directors

Eagle Bancorp, Inc.

7815 Woodmont Avenue

Bethesda, Maryland 20814

RE:	Eagle Bancorp, Inc.
Common Stock, par value $0.01 per share

Gentlemen:

We have acted as counsel to Eagle Bancorp, Inc. (the “Company”) in connection with the offering of shares of the Company’s common stock, $0.01 par value per share, having an aggregate gross sales price of up to $5,115,561 (the “Shares”) in accordance with the Sales Agency Agreement, dated as of April 30, 2012, between the Company, EagleBank and Sandler O’Neill & Partners, L.P., as amended as of October 19, 2012 (the “Agreement”), pursuant to a prospectus supplement dated October 19, 2012, including the accompanying prospectus dated October 5, 2012 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-183054) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement, the Prospectus, and the Agreement.

In our capacity as counsel to the Company, we have made such investigations of law and fact as, in our judgment, were necessary to render the following opinions.  We have also reviewed the Company’s Articles of Incorporation and bylaws, each as amended to date; and such corporate documents, records, information and certificates of the Company, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  As to certain facts material to our opinions, we have relied upon statements, certificates or representations, of officers and other representatives of the Company. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon such examinations, and subject to the foregoing, we are of the opinion that the Shares, when issued, delivered, and paid for in the manner and in accordance with the terms set forth in the Registration Statement, the Prospectus and the Agreement, will be validly issued, fully paid, and non-assessable shares of the common stock of the Company.

The opinions expressed herein are rendered as of the date hereof, are limited to the laws of the State of Maryland, and we express no opinion on the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-3, as amended, filed by the Company and to the reference to our Firm contained in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

Sincerely,

/s/ BuckleySandler LLP